Spectrum Control, Inc.

Proxy Statement

Index

Transmittal
Notice of Annual Shareholder Meeting April 2, 2007
Proxy Statement for Annual Meeting of Shareholders to be held April 2, 2007
Exhibit A
Proxy Card

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Spectrum Control, Inc.

(Name of Registrant as Specified in its Charter)

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SPECTRUM CONTROL, INC. 8031 Avonia Road Fairview, Pennsylvania 16415

NOTICE OF ANNUAL SHAREHOLDER MEETING ARPIL 2, 2007

SPECTRUM CONTROL, INC.

To the Shareholders:

       NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Spectrum Control, Inc. will be held at the Bel-Aire Clarion Hotel & Conference Center, 2800 West Eighth Street, Erie, Pennsylvania 16505, on Monday, April 2, 2007, at 9:00 a.m., prevailing time, for the following purposes:

1.	To elect four Directors (three to hold office for a term of three years and one to hold office for a term of one year).
2.	To ratify the appointment of Ernst & Young LLP as independent auditors of the Company.
3.	To transact such other business as may come before the meeting or any adjournment thereof.
Accompanying this Notice is a Form of Proxy and Proxy Statement.
Shareholders of the Company of record at the close of business on February 16, 2007 are entitled to notice and the right to vote at the Annual Meeting. Each holder of shares of Common Stock is entitled to one (1) vote per share.

ALL SHAREHOLDERS ARE URGED TO ATTEND THE MEETING OR TO VOTE BY PROXY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE.
By Order of the Board of Directors

JAMES F. TOOHEY, Secretary

You are urged, whether you own one or many shares, to mark, date, sign and promptly mail the enclosed Proxy in the enclosed envelope in order that your Company receives enough proxy vote returns to conduct its annual meeting.

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MONDAY, APRIL 2, 2007

Solicitation of Proxy

       This Proxy Statement and the accompanying form of proxy will be mailed to all Shareholders of Spectrum Control, Inc., 8031 Avonia Road, Fairview, Pennsylvania 16415 ("Spectrum", "the Corporation" or "the Company") by March 3, 2007, and is furnished in connection with the Directors' solicitation of proxies for the Annual Meeting of Shareholders to be held on Monday, April 2, 2007 at the time and place and for the purposes set forth in the Notice of Annual Meeting of Shareholders accompanying this Proxy Statement. Only holders of Common Stock of record at the close of business on February 16, 2007, will be entitled to vote. On that date there were 13,289,860 shares of Common Stock outstanding, the holders of which will vote together as a class.

       Each share of Common Stock entitles the holder thereof to one (1) vote. With respect to the election of Directors, Shareholders have the right to vote cumulatively. This means that each Shareholder may multiply the number of shares he or she owns by the number of Directors to be elected and distribute this number among any number or all of the candidates in any manner he or she desires. Cumulative voting enables Shareholders to concentrate the voting of their shares in favor of the election of a lesser number of nominees than the total number of Directors being voted upon; persons holding less than a majority of shares voting may thereby be able to elect one or more Directors.

Revocation of Proxy

       The giving of a proxy does not preclude the right to vote in person should the person giving the proxy desire, and the person giving the proxy has the power to revoke the proxy at any time before it has been exercised. This right of revocation is not limited nor is it subject to any formal procedure.

Proxy Solicitation Cost

       The cost of soliciting proxies in the accompanying form will be borne by the Company. The officers, directors and employees of the Company, without additional compensation, may solicit proxies by mail, facsimile, telephone or personal contact. The Company does not expect to pay any compensation for the solicitation of proxies, but will reimburse brokerage firms and other custodians, nominees and fiduciaries for their expenses in forwarding proxies and proxy material to the beneficial owners of its Common Stock.

Annual Report

       The Annual Report of the Company for the year ended November 30, 2006, is being mailed to Shareholders concurrently with this Proxy Statement. The Annual Report is not to be considered a part of the proxy soliciting materials.

Corporate Governance

       The By-Laws of the Corporation provide that the business shall be managed by a Board of Directors, up to eleven (11) in number, who need not be residents of Pennsylvania or Shareholders of the Corporation, and who normally serve for terms of three (3) years each. The Company presently has ten (10) Directors. With the exception of Mr. Freeman and Mr. Southworth, who are employed as officers of the Company, all other Directors meet the definition of independence as defined in Rule 4200 of the NASDAQ Stock Market, Inc. rules of corporate governance.

       During the past fiscal year, the Board of Directors met seven (7) times. All Directors attended more than 85% of the Board of Directors and Committee Meetings they were scheduled to attend.

       Because of the multitude of matters requiring Board consideration, the Board of Directors has established a number of committees to devote attention to specific subjects, as further described below.

Committees of the Board

       Acquisition, Divestiture, and Major New Business Development Committee: This Committee reviews and recommends to the Board matters involving acquisition of companies and product lines, and divestiture of plant and/or product lines. The current members of this Committee are John P. Freeman, Chairman; Edwin R. Bindseil; Melvin Kutchin; Gerald A. Ryan; and Richard A. Southworth. It met three (3) times in 2006.

       Audit Committee: The Audit Committee recommends to the Board the engagement of independent public accountants to audit the financial statements of the Company. It also negotiates and recommends the fee to be paid by the Company to the Auditors for audit and non-audit services. Its responsibility further includes reviewing the proposed scope and results of the audit, as well as the scope, adequacy and results of the Company's internal audit and control procedures. The current members of the Audit Committee are: John M. Petersen, Chairman; Paul S. Bates; J. Thomas Gruenwald; and Gerald A. Ryan. It met eight (8) times in 2006.

       Compensation Committee: The Compensation Committee reviews and makes recommendations to the Board on salary, incentive compensation practices and benefit programs for the compensation of the President and other key employees; recommends to the Board the amount and method of compensation of Board members; and reviews annually the operation and performance of incentive compensation plans that apply to the President and other key employees of the Company. The current members of this Committee are James F. Toohey, Chairman; Edwin R. Bindseil; John M. Petersen; and Gerald A. Ryan. It met seven (7) times in 2006.

       Finance Committee: The Finance Committee of the Board of Directors has the responsibility of analysis of the financial condition and trends of the Company. The Committee reports the information to the full Board for possible resolution or action. Included as specific responsibilities of this Committee are: ratifying and approving all financial projections, forecasts and expectations that are intended for submission to banks, financial institutions or the public. The current members of this Committee are John P. Freeman, Chairman; Edwin R. Bindseil; Scott D. Krentzman; John M. Petersen; Gerald A. Ryan; and Richard A. Southworth. It met eleven (11) times in 2006.

       Nominating and Corporate Governance Committee: This Committee has the responsibility for recommending to the Board of Directors nominees to fill Board vacancies, strengthening the Board's oversight of management, and monitoring compliance with the Company's corporate governance guidelines. The Nominating and Corporate Governance Committee also has the responsibility for providing the evaluation of director performance, bringing to the Board recommendations for the membership of the Committees of the Board, and recommending to the Board a successor to the Chief Executive Officer when a vacancy occurs through retirement or otherwise. The Committee will consider Board nominees recommended by management or shareholders, and such recommendations, together with appropriate biographical information, may be delivered in writing to the attention of the Nominating and Corporate Governance Committee Chairman at the Company's principal executive offices. The Committee members are independent as required by its charter and which definition satisfies the applicable Nasdaq standard for independence. The current members of this Committee are James F. Toohey, Chairman; Melvin Kutchin; and Gerald A. Ryan. It met three (3) times in 2006.

Governance Documents

       Charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee, along with additional Company governance documents, may be viewed by shareholders on the Company's website (www.spectrumcontrol.com). In addition, a copy of the Audit Committee charter is included herein as Exhibit A.

Election of Directors

       The Company presently has ten (10) Directors. It is intended that the proxies given to Directors will be used to elect the nominees named below, all of whom are now members of the Board of Directors and whose present terms expire at the time of this meeting.

Name	Age	First Elected Director	Term	Term to End

Scott D. Krentzman	40	-	1 yr.	2008
John M. Petersen	78	1970	3 yrs.	2010
Richard A. Southworth	64	1998	3 yrs.	2010
James F. Toohey	72	1968	3 yrs.	2010

The terms of the following six (6) Directors extend beyond the time of this meeting:

Name	Age	First Elected Director	Term	Term to End

Paul S. Bates	59	2004	3 yrs.	2008
Edwin R. Bindseil	76	1991	3 yrs.	2008
John P. Freeman	52	1991	3 yrs.	2008
J. Thomas Gruenwald	59	2000	3 yrs.	2009
Melvin Kutchin	81	1995	3 yrs.	2009
Gerald A. Ryan	71	1968	3 yrs.	2009

Directors of the Company

       Paul S. Bates is a 1970 graduate of Penn State University where he received a B.A. in Economics. He received an MBA with a concentration in finance from the University of Chicago in 1973. Mr. Bates is a former accountant, auditor, and assistant professor of finance at Gannon University. Since 1990, he has been a security analyst with Erie Insurance Group, becoming the portfolio manager of fixed income securities in 2003 and vice president in 2006. He is a Certified Public Accountant and Chartered Financial Analyst. He was appointed a Director of the Company in November of 2003.

       Edwin R. Bindseil obtained his undergraduate degree in Chemical Engineering from the University of Detroit and an MBA from Harvard University. Mr. Bindseil retired from AMSCO after 31 years of service, 22 years of which he served in senior executive management positions, including general management, marketing, operations, research and development, acquisitions and corporate strategic planning. Currently, Mr. Bindseil is an independent businessman, consultant and entrepreneur. He has also served as a Director of a number of privately held companies.

       John P. Freeman is a graduate of Gannon University in Accounting and is a Certified Public Accountant and Certified Management Accountant. He joined the Company in 1988 as Controller. Prior to that time, he was a principal in a public accounting firm. In 1990, he was named Vice President and Chief Financial Officer. In December of 2000, he was named Senior Vice President.

       J. Thomas Gruenwald obtained his undergraduate degree in Physics from the University of Cincinnati, and his Masters degree and Ph.D. in Theoretical Physics from Purdue University. Prior to his recent retirement he was employed by Tellabs, Inc., serving as Executive Vice President of Corporate Strategy and Chief Technology Officer. In a 15 year career with Tellabs, Mr. Gruenwald held various other executive positions including executive vice president of broadband networking products, and senior vice president of operations for Tellabs International where he was responsible for Tellabs' international product strategy and research and development. In addition, he served as senior vice president of the Tellabs Broadband Access Group and vice president of strategic resources where he had responsibility for Tellabs' human resources and information systems. Prior to joining Tellabs, Mr. Gruenwald served as President of UNI Quality, Inc., a professional services firm, and held several executive and technical positions with AT&T. He was appointed a Director of the Company in June of 1999.

       Scott D. Krentzman obtained his undergraduate degree from Northeastern University and a Master's degree from California Institute of Technology, both in Electrical Engineering. He also obtained a Master's in Business Administration from the MIT Sloan School of Management. He is currently director of Advanced Management Associates, Inc., a venture capital firm. Previously, Mr. Krentzman held various senior management and marketing positions with Heroix Corporation and Stratus Computer, and senior engineering positions with Raytheon Company and Textron Defense Systems. Mr. Krentzman is also on the board of directors of Jones & Vining, Inc., a manufacturer of custom molded polyurethane products. He was appointed a Director of the Company in June of 2006.

       Melvin Kutchin is a graduate of the University of Pennsylvania and was appointed a Director of the Company in October of 1994. He served as President of Kitchen and Kutchin, Inc., manufacturer's representative of electronic components, from 1961 through January 1994 when he became Chairman of the Board. From 1980 through 1990, he was President of JBM Electronics, manufacturer of delay lines and other magnetic devices.

       John M. Petersen is a graduate of the University of Pittsburgh. He is the retired President and Chief Executive Officer of Erie Family Life Insurance Company, Erie Indemnity Company, Erie Insurance Company and Flagship City Insurance Company, comprising the Erie Insurance Group, and a retired Director of each of these Companies. Since 1995, he has been an investment consultant. Mr. Petersen is a founder and has served as a Director of Spectrum since 1970.

       Gerald A. Ryan is a graduate of the Massachusetts Institute of Technology and has been a Director of the Company since its inception and Chairman since 1991. Mr. Ryan serves as Chairman of the Board of Automated Industrial Systems, Inc. Previously, he served as Director/Chairman Emeritus of Rent-Way, Inc. a company formerly listed on the New York Stock Exchange in the rental-purchase business. Mr. Ryan also currently serves as General Manager for several privately held entities.

       Richard A. Southworth is a graduate of Gannon University in Mechanical Engineering and Mathematics. He joined the Company in 1991 as Vice President and General Manager. Prior to joining the Company, Mr. Southworth held executive positions with National Water Specialties, Philips Components, Murata Electronics North America, and Erie Technological Products. In 1997, Mr. Southworth was named President and Chief Executive Officer.

       James F. Toohey is a graduate of Gannon University and Dickinson School of Law and is a practicing member of the Erie County Bar Association. He is a member of the law firm of Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc., general counsel to the Company, and has been a Director and Secretary of the Company since its organization.

Compensation of Directors

       Directors who are not full-time employees of the Company are compensated for Director services as authorized and approved by the full Board of Directors. Currently, the Directors receive annual compensation, paid monthly, as follows:

Board of Directors Annual Retainer	$15,000
Board Chairman Annual Retainer	10,000
Committee Chairman Annual Retainer
Audit	10,000
Compensation	6,000
Nominating and Corporate Governance	1,000
Attendance at each Board Meeting (1)	1,200
Attendance at each Committee Meeting (2)	1,000
Secretary Annual Fee	2,100

(1) $600 if attended via telephone (2) $500 if attended via telephone

Securities Ownership

       The following table sets forth, as of February 16, 2007, the securities beneficially owned by: (i) all persons known to the Company to be the beneficial owners of more than 5% of the Company's Common Stock, (ii) each Director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all Officers and Directors of the Company as a group. Except as otherwise indicated, all Shareholders listed below have record and beneficial ownership of, and sole voting and dispositive power over, the securities listed.

Beneficial Owner	Shares of Common Stock Owned	Common Stock Options Owned (1)	Total Beneficial Ownership of Common Stock Outstanding (1)	Approximate Percentage of Common Stock Outstanding (1)

Quaker Capital Management (2)	1,516,150	-	1,516,150	11.07%
Snow Capital Management LP (3)	1,257,305	-	1,257,305	9.18%
Fidelity Management & Research (4)	1,017,823	-	1,017,823	7.43%
Royce & Associates, LLC (5)	797,390	-	797,390	5.82%
Dimensional Fund Advisors, Inc. (6)	764,004	-	764,004	5.58%
Paul S. Bates	3,969	8,000	11,969	0.09%
Edwin R. Bindseil	123,892	36,000	159,892	1.17%
John P. Freeman(7)	71,133	22,000	93,133	0.68%
J. Thomas Gruenwald	1,294	36,000	37,294	0.27%
Lawrence G. Howanitz (7)(8)	5,938	16,000	21,938	0.16%
Scott D. Krentzman	-	-	-	0.00%
Melvin Kutchin(9)	45,000	36,000	81,000	0.59%
Robert J. McKenna(7)	17,896	54,000	71,896	0.52%
John M. Petersen(10)	400,656	36,000	436,656	3.19%
Gerald A. Ryan(11)	130,011	36,000	166,011	1.21%
Richard A. Southworth(7)	131,185	71,400	202,585	1.48%
James F. Toohey(12)	211,827	36,000	247,827	1.81%
Brian F. Ward (7)	5,822	26,000	31,822	0.23%
All Officers and Directors
as a Group (13 persons)	1,148,623	413,400	1,562,023	11.40%

(1)

Includes only Common Stock Options exercisable within sixty days of the date of this Proxy Statement, which securities are deemed for purposes of the Securities Act of 1933 to be owned beneficially (but not of record) by their respective holders. The shares underlying these securities are deemed to be outstanding for purposes of determining the percent of class with respect to each Holder and all Directors and Officers as a group.

(2)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Quaker Capital Management, 401 Wood Street, Suite 1300, Pittsburgh, Pennsylvania, 15222.
(3)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Snow Capital Management LP, 2100 Georgetowne Drive, Suite 400, Sewickley, Pennsylvania, 15143.
(4)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Fidelity Management & Research, 82 Devonshire Street, Boston, Massachusetts, 02109.
(5)	Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Royce & Associates, LLC, 1414 Avenue of the Americas, Ninth Floor, New York, New York, 10019.
(6)

Based upon information set forth in Schedule 13G as filed with the Securities and Exchange Commission by Dimensional Fund Advisors, Inc., 1229 Ocean Avenue, 11th Floor, Santa Monica, California, 90401.

(7)

Includes the following shares held in the Company's 401(k) Profit Sharing Plan for the benefit of the named individual: 10,408 shares for Mr. Freeman; 5,538 shares for Mr. Howanitz; 1,820 shares for Mr. McKenna; 9,383 shares for Mr. Southworth; and 5,822 shares for Mr. Ward.

(8)	Includes 400 shares of Common Stock held by Mr. Howanitz's spouse and child.
(9)	Includes 10,000 shares of Common Stock held by Mr. Kutchin's spouse.
(10)	Includes 20,000 shares of Common Stock held by Mr. Petersen's spouse and 5,000 shares held in Individual Retirement Accounts for the benefit of Mr. Petersen and his spouse.
(11)

Includes 70,000 shares of Common Stock held in Individual Retirement Accounts for the benefit of Mr. Ryan and his spouse and 5,000 shares owned by the Ryan Children's Trust of 1993, of which Mr. Ryan is sole trustee.

(12)	Includes 169,885 shares of Company Stock held in Individual Retirement Accounts for the benefit of Mr. Toohey.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

       Quinn, Buseck, Leemhuis, Toohey & Kroto, Inc. performed legal services for the Company during the 2006 fiscal year. This law firm is expected to continue to perform such services during the current fiscal year. James F. Toohey, a Director of the Company, is a partner in this law firm.

EXECUTIVE COMPENSATION

       Summary Compensation Table. The following table shows the compensation paid to the Chief Executive Officer and each of the next four most highly compensated executive officers of the Company who served as executive officers at the end of the 2006 fiscal year, for services rendered to the Company and its subsidiaries during fiscal year 2006. The table also includes amounts relating to the fiscal years 2005 and 2004. Inapplicable column headings have been omitted.

SUMMARY COMPENSATION TABLE

		Annual Compensation		Long Term Compensation Awards

Name and Principal Position	Year	Salary($)(1)	Bonus($)(2)	Securities Underlying Options(#)	All Other Compensation ($)(3)

Richard A. Southworth President, Chief Executive Officer	2006 2005 2004	370,000 350,000 338,000	92,000 50,000 338,000	- 90,000 40,000	7,835 7,000 6,040

John P. Freeman Senior Vice President, Chief Financial Officer	2006 2005 2004	205,000 195,000 187,000	39,300 20,000 112,200	- 45,000 16,500	5,120 4,863 5,035

Lawrence G. Howanitz Senior Vice President, Signal and Power Integrity Products	2006 2005 2004	205,000 195,000 187,000	27,000 30,000 112,200	- 45,000 16,500	5,120 4,863 5,035

Brian F. Ward Senior Vice President, Sensors and Controls	2006 2005 2004	205,000 195,000 187,000	- 10,000 112,200	- 45,000 13,500	5,022 4,863 5,035

Robert J. McKenna Senior Vice President, New Business and Resource Development	2006 2005 2004	190,000 170,000 155,000	38,400 30,000 93,000	- 45,000 13,500	2,987 3,433 596

(1)	Includes amounts deferred pursuant to Section 401(k) of the Internal Revenue Code.
(2)	Amounts earned under the Company's At-Risk Compensation Plan, including discretionary cash awards.
(3)	Matching contributions made by the Company to the Spectrum Control, Inc. 401(k) Profit Sharing Plan on behalf of the named executive officers.
2006 Option Grants

In fiscal year 2006, no stock options were granted by the Company to the named executive officers or to any other employees or individuals.

Option Exercises and 2006 Fiscal Year End Values Table

The following table sets forth information with respect to the named executive officers concerning the exercise of options during the fiscal year ended November 30, 2006 and unexercised options held as of November 30, 2006.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)(2)

Name	Shares Acquired on Exercise(#)	Value Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable

Richard A. Southworth	-	-	77,401	131,333	233,764	234,637

John P. Freeman	37,000	152,860	5,500	62,000	825	137,910

Lawrence G. Howanitz	16,667	64,168	17,500	62,000	46,185	118,380

Brian F. Ward	19,000	79,230	18,500	58,000	52,275	129,870

Robert J. McKenna	10,000	9,900	39,500	59,000	127,475	114,300

(1)	Market value of underlying securities on date of exercise, minus the exercise price.
(2)	Total value of options (market value of underlying securities minus exercise price of option) based on a per share fair market value of Company Common Stock of $8.83 at November 30, 2006.
Compensation Committee Interlocks and Insider Participation

      The members of the Compensation Committee during 2006 were Messrs. Bindseil, Petersen, Ryan and Toohey. All four members are non-management or outside directors. None of the executive officers of the Company has served on the Board of Directors or Compensation Committee of any other entity of which any member of the Spectrum Board is in any way affiliated.

Compensation Committee Report
The Company's Compensation Committee is charged with the responsibility of recommending an executive compensation program, plans and policies to the Board of Directors.

      The Compensation Committee is committed to compensating the key executives in such a manner as to encourage them to develop business strategies to capitalize on Spectrum's position in the electronic control products and systems business and to grow in new technology markets. The Committee is dedicated to attracting and retaining the best executive talent available to achieve its aggressive strategy.

      Accordingly, the Committee periodically retains the services of compensation consultants to prepare and update executive compensation studies. As a result, the Committee has adopted a compensation package comprised of base salary, performance-based cash awards and long-term incentive stock options.

Base Salary

      The Committee's goal is to establish base salaries which are fair, reasonable and competitive with similar industrial companies. With this in mind, the Committee periodically reviews and analyzes compensation consultant data and establishes base salaries within plus or minus 20% of the estimated average base compensation levels of similar companies as indicated in the consultant's report.

Performance-Based Cash Awards

      The Company's executive officers and certain key employees are eligible for annual cash awards calculated under the Company's At-Risk Compensation Plan (the "ARC"). The purpose of the plan is to provide strong incentive for key employees to properly motivate individuals under their direction thereby obtaining for the shareholders the best financial results possible under the prevailing circumstances. The ARC utilizes Profit Before Taxes ("PBT") and annual revenue growth as a basis for determining payment. Goals for PBT and revenue growth are established annually by the Board of Directors. If these goals are met or exceeded, eligible employees earn a graduated scale of cash payments. Based upon the goals established and the Company's 2006 actual performance, aggregate ARC awards of $60,700 were earned by the Company's executive officers in fiscal year 2006. These cash awards were paid in February 2007.

      The Company's executive officers and certain key employees may also receive discretionary cash awards, upon the recommendation of the Company's Compensation Committee and subject to approval by the Board of Directors. In fiscal 2006, in consideration of the efforts and performance related to re-establishing our own ceramic manufacturing capabilities after our New Orleans facility was destroyed by Hurricane Katrina, as well as consummating a strategic business acquisition, the Compensation Committee recommended and the Board approved aggregate discretionary cash awards of $136,000 to the executive officers. These cash awards were paid in February 2007.

Long-Term Incentive Stock Options

      In recognition that an overall compensation package should include rewards for efforts which impact on the value of the company stock, the Committee had previously recommended and the Board had previously adopted a policy to award competitive amounts of annual stock options to the key executives of Spectrum. Such options were priced at 100% of the Common Stock's fair market value as of the date of grant. The grant of options was consistent with the adoption of the Company's Annual Operating Plan. The Company utilized the Stock Option Plan of 1995, as amended, to provide the annual grant of stock options.

      In light of recent accounting changes involving stock options, the Compensation Committee and the Board are reconsidering the form and content of the Company's long-term incentive program. During this evaluation period, the Company has discontinued any further grants of stock options.

2006 Chief Executive Officer Compensation

      Mr. Southworth's base salary in 2006 of $370,000 was determined in accordance with the criteria described in the "Base Salary" section of this report. The ARC for 2006 provided for a possible award to Mr. Southworth not to exceed 100% of his annualized salary, with the actual award to be calculated upon completion of the year end audit and arithmetically determined based upon the amount of PBT, sales growth, and the attainment of other key performance factors as established by the Board of Directors. Based upon these factors, an ARC award of $37,000 was earned for fiscal year 2006 performance. In consideration of Mr. Southworth's efforts and performance in 2006 dealing with the aftermath of Hurricane Katrina, as well as securing a strategic business acquisition, the Compensation Committee recommended and the Board approved a discretionary cash award of $55,000. These aggregate cash awards of $92,000 were paid to Mr. Southworth in February 2007.

CHANGE IN CONTROL AGREEMENTS

      The Company does not have any employment agreements with its executive officers. However, these officers are subject to confidentiality agreements which require them to treat all information concerning the Company as confidential during and after their employment with the Company. The Company has entered into Change in Control Agreements with Mr. Southworth and seven (7) additional Company employees. Pursuant to these agreements, Mr. Southworth and the seven additional executives will each receive, if terminated within twenty four months of a change in control of the Company, a lump sum severance allowance within thirty days of such termination in an amount which is equal to the sum of the following: (A) the amount equivalent to (i) the executive's monthly base salary, at the rate in effect immediately prior to termination, multiplied by (ii) the greater of (iii) 24 minus the number of full calendar months from the effective date of the Change in Control Agreement to the date of termination or (iv) 12. The executives will also receive a pro rata share of the amount of incentive compensation at the target rate (as defined in the ARC or other then current incentive plan) which would have been payable for the incentive period which includes the termination date, plus: (B) the amount equivalent to 24 calendar months (reduced by the number of complete calendar months from the effective date of the Change in Control Agreement to the date of termination, but not less than 12) of incentive compensation at the target rate, which includes his or her termination date.

Submitted by the Compensation Committee:
James F. Toohey, Chairman
Edwin R. Bindseil
John M. Petersen
Gerald A. Ryan

EMPLOYEE 401(k) PROFIT SHARING PLAN

      The Company maintains a Qualified Employee 401(k) Profit Sharing Plan. Annual profit sharing contributions to the Plan, if any, are determined by the Board of Directors. The assets of the Plan are held in trust and invested in various mutual funds and collective trusts under the direction of the Plan participants. Substantially all U.S. employees are eligible for participation in the Plan. The annual allocation to each Employee's Profit Sharing Account is based upon the actual compensation paid to the Participant.

      A Participant becomes fully vested in his Profit Sharing Account balance on the earliest of the following dates: (i) upon the completion of seven years of service; (ii) upon attaining normal retirement age of 65; (iii) upon incurring total disability; or (iv) on the date of the Participant's death. A Participant may not receive a distribution from the Employee Profit Sharing Account prior to the earliest of the following dates: (i) termination of employment with the Company; (ii) retirement or (iii) death. The Plan provides that distribution of the Participant's entire interest in the Plan must begin no later than the taxable year in which the Participant attains age seventy and one-half (70-1/2) or, if later, the year the Participant retires and terminates employment with the Employer.

      The Plan includes a tax deferred employee savings plan pursuant to Section 401(k) of the Internal Revenue Code. The Company matches an employee's contribution to the savings plan at a rate determined by the Board of Directors. The Company's matching contribution to the 401(k) plan is not subject to any vesting requirements.

Directors' Long-Term Incentive Plan

      The 1996 Non-Employee Directors Stock Option Plan, as amended, (the "Plan") has been approved by the Corporation's stockholders. The Plan is designed to promote the long-term success of the Corporation by creating a mutuality of interests between the non-employee directors and the stockholders. Under the terms of the Plan, stock options to purchase shares of Common Stock are granted periodically to all qualified non-employee Directors. The option exercise price is equal to the market price of the Company's Common Stock on the date of the option grant. The options become exercisable at varying dates and expire five years from the date of grant. In 2006, no options were granted under the Plan. In 2005, aggregate options to purchase 252,000 shares of Common Stock were granted to non-employee Directors, at a weighted average exercise price of $6.69 per share. In 2004, aggregate options to purchase 84,000 shares of Common Stock were granted to non-employee Directors, at an exercise price of $8.66 per share.

Stock Price Performance Graph

      The following graph shows the Company's total return to shareholders compared to the S&P 500 Index, the NASDAQ U.S. Index, and the NASDAQ Electronic Components Stock Index over the five year period from 2002 through 2006. The graph assumes that $100 was invested on December 1, 2001, in the Company's Common Stock and in each of the other indices.

Section 16(a) Beneficial Ownership Reporting Compliance

      Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, executive officers and owners of more than 10% of the Common Stock to file reports of ownership of equity securities of the Company and to furnish copies of such reports to the Company. Based on a review of such reports, the Company believes that during the fiscal year ending November 30, 2006, all such filing requirements were met.

Appointment of the Company's Auditors for the Fiscal Year 2007

      Upon recommendation of the Audit Committee, the Board of Directors has resolved to appoint Ernst & Young LLP as the Company's auditors for the fiscal year ending November 30, 2007, subject only to ratification by the Shareholders.

Audit Fees

      Fees for audit services totaled $315,000 in 2006, including fees associated with the annual audit, the reviews of the Company's quarterly reports on Form 10-Q, and statutory audits required internationally.

Audit-Related Fees

      Fees for audit-related services totaled $12,000 in 2006. Audit-related services consist of audits of the Company's 401(k) Profit Sharing Plan.

Tax Fees

      Fees for tax services, including tax compliance, tax advice and tax planning totaled $86,000 in 2006.

Other than the above, no other fees were paid by the Company to Ernst & Young in 2006.

      Representatives of Ernst & Young LLP will be present at the meeting with the opportunity to make a statement, if they desire to do so, and such representatives will be available to respond to appropriate questions. All services of the auditors were reviewed by the Audit Committee and approved by the Board of Directors prior to commencement. No relationship exists other than the usual relationship between independent public accountant and client.

Report of the Audit Committee

      The Audit Committee, composed of four non-employee Directors is governed by a written charter approved by the Board of Directors. A copy of this charter is included herein as Exhibit A. In accordance with this charter, the Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and the adequacy of internal controls.

      The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Committee has discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board, and considered the compatibility of non-audit services with the auditors' independence.

      The Committee discussed with the independent auditors the overall scope and plan for their audit. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examination, their evaluation of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held eight (8) meetings during fiscal year 2006.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10K for the year ended November 30, 2006 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder approval, the selection of the Company's independent auditors.

Submitted by the Audit Committee:
John M. Petersen, Chairman
Paul S. Bates
J. Thomas Gruenwald
Gerald A. Ryan

Shareholder Proposal Deadline
You are advised that the deadline for submitting Shareholder proposals for consideration at the next annual meeting is December 7, 2007.
General Matters

      On July 26, 2006, the U.S. Securities and Exchange Commission adopted changes to the executive compensation and related party disclosure sections of Regulations S-K and S-B. Amendments were also made to the proxy rules and to the Current Report on Form 8-K. The amended rules alter compensation disclosure requirements in registration statements, proxy and information statements and in annual reports. Compliance with these amended rules is not required by the Company for this proxy statement since the Company's fiscal year ends prior to December 14, 2006. These changes will be in effect for the Company's proxy statement next year.

      The Directors know of no matter, other than those referred to in this Proxy Statement, which will be presented at the meeting. However, if other matters properly come before the meeting or any of its adjournments, the person or persons voting the proxies will vote them in accordance with their judgment in such matters. Should any Nominee for the office of Director become unable to accept nomination or election, the persons named in the proxy will vote it for the election of such other person, if any, as the Board of Directors may recommend. The Board of Directors is not aware that any Nominee named herein will be unable or unwilling to accept nomination or election.

      The cost of soliciting proxies will be borne by the Company. Regular employees of the Company may solicit proxies personally or by telephone. In addition to solicitation by mail and regular employees as aforesaid, arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy soliciting material to their principals, and the Company may reimburse them for their expense in so doing.

      You are urged to sign and return your proxy promptly to make certain your shares will be voted at the meeting. You may revoke the proxy at any time before it is voted, and if you attend the meeting, as we hope you will, you may vote your shares in person. For your convenience, a return envelope is enclosed, requiring no additional postage if mailed in the United States.

JAMES F. TOOHEY, Secretary
Dated: March 3, 2007

Exhibit A

Spectrum Control, Inc. and Subsidiaries Audit Committee Charter

PURPOSE

To assist the board of directors in fulfilling its oversight responsibilities for (1) the integrity of the company's financial statements, (2) the company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the company's internal audit function. The audit committee will also prepare the report that SEC rules require be included in the company's annual proxy statement.

AUTHORITY

The audit committee has authority to conduct or authorize investigations into any matters within its scope of responsibility. It is empowered to:
  Appoint, compensate, and oversee the work of the public accounting firm employed by the organization to conduct the annual audit. This firm will report directly to the audit committee.
  Resolve any disagreements between management and the auditor regarding financial reporting.
  Pre-approve all auditing and permitted non-audit services performed by the company's external audit firm.
  Retain independent counsel, accountants, or others to advise the committee or assist in the conduct of an investigation.
  Seek any information it requires from employees all of whom are directed to cooperate with the committee's requests or external parties.
  Meet with company officers, external auditors, or outside counsel, as necessary.
  The committee may delegate authority to subcommittees, including the authority to pre-approve all auditing and permitted non-audit services, providing that such decisions are presented to the full committee at its next scheduled meeting.

COMPOSITION

The audit committee will consist of at least three and no more than six members of the board of directors. The board nominating committee will appoint committee members and the committee chair.
Each committee member will be both independent and financially literate. At least one member shall be designated as the "financial expert," as defined by applicable legislation and regulation. No committee member shall simultaneously serve on the audit committees of more than two other public companies.

MEETINGS

The committee will meet at least four times a year, with authority to convene additional meetings, as circumstances require. All committee members are expected to attend each meeting, in person or via tele- or video-conference. The committee will invite members of management, auditors or others to attend meetings and provide pertinent information, as necessary. It will meet separately, periodically, with management, with internal auditors and with external auditors. It will also meet periodically in executive session. Meeting agendas will be prepared and provided in advance to members, along with appropriate briefing materials. Minutes will be prepared.

RESPONSIBILITIES

The committee will carry out the following responsibilities:

Financial Statements
  Review significant accounting and reporting issues and understand their impact on the financial statements. These issues include:
    Complex or unusual transactions and highly judgmental areas
    Major issues regarding accounting principles and financial statement presentations, including any significant changes in the company's selection or application of accounting principles
    The effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the company.
  Review analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analyses of the effects of alternative GAAP methods on the financial statements.
  Review with management and the external auditors the results of the audit, including any difficulties encountered. This review will include any restrictions on the scope of the independent auditor's activities or on access to requested information, and any significant disagreements with management.
  Discuss the annual audited financial statements and quarterly financial statements with management and the external auditors, including the company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."
  Review disclosures made by CEO and CFO during the Forms 10-K and 10-Q certification process about significant deficiencies in the design or operation of internal controls or any fraud that involves management or other employees who have a significant role in the company's internal controls.
  Discuss earnings press releases (particularly use of "pro forma," or "adjusted" non-GAAP, information), as well as financial information and earnings guidance provided to analysts and rating agencies. This review may be general (i.e., the types of information to be disclosed and the type of presentations to be made). The audit committee does not need to discuss each release in advance.

Internal Control
  Consider the effectiveness of the company's internal control system, including information technology security and control.
  Understand the scope of internal and external auditor's review of internal control over financial reporting, and obtain reports on significant findings and recommendations, together with management's responses.

Internal Audit
  Review with management the charter, plans, activities, staffing, and organizational structure of the internal audit function.
  Ensure there are no unjustified restrictions or limitations in the internal audit function.
  Review the effectiveness of the internal audit function, including compliance with The Institute of Internal Auditors' Standards for the Professional Practice of Internal Auditing.
  On a regular basis, meet separately with those responsible for internal audit functions to discuss any matters that the committee or internal audit believes should be discussed privately.

External Audit
  Review the external auditors' proposed audit scope and approach, including coordination of audit effort with internal audit.
  Review the performance of the external auditors, and exercise final approval on the appointment or discharge of the auditors. In performing this review, the committee will:
    At least annually, obtain and review a report by the independent auditor describing: the firm's internal quality-control procedures; any material issues raised by the most recent internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditor's independence) all relationships between the independent auditor and the company.
    Take into account the opinions of management and internal audit.
    Review and evaluate the lead partner of the independent auditor.
    Present its conclusions with respect to the external auditor to the Board.
  Ensure the rotation of the lead audit partner every five years and other audit partners every seven years, and consider whether there should be regular rotation of the audit firm itself.
  Present its conclusions with respect to the independent auditor to the full board.
  Set clear hiring policies for employees or former employees of the independent auditors.
  On a regular basis, meet separately with the external auditors to discuss any matters that the committee or auditors believe should be discussed privately.

Compliance
  Review the effectiveness of the system for monitoring compliance with laws and regulations and the results of management's investigation and follow-up (including disciplinary action) of any instances of noncompliance.
  Establish procedures for: (i) The receipt, retention, and treatment of complaints received by the listed issuer regarding accounting, internal accounting controls, or auditing matters; and (ii) The confidential, anonymous submission by employees of the listed issuer of concerns regarding questionable accounting or auditing matters.
  Review the findings of any examinations by regulatory agencies, and any auditor observations.
  Review the process for communicating the code of conduct to company personnel, and for monitoring compliance therewith.
  Obtain regular updates from management and company legal counsel regarding compliance matters.

Reporting Responsibilities
  Regularly report to the board of directors about committee activities and issues that arise with respect to the quality or integrity of the company's financial statements, the company's compliance with legal or regulatory requirements, the performance and independence of the company's independent auditors, and the performance of the internal audit function.
  Provide an open avenue of communication between internal audit, the external auditors, and the board of directors.
  Report annually to the shareholders, describing the committee's composition, responsibilities and how they were discharged, and any other information required by rule, including approval of non-audit services.
  Review any other reports the company issues that relate to committee responsibilities.

Other Responsibilities
  Discuss with management the company's major policies with respect to risk assessment and risk management.
  Perform other activities related to this charter as requested by the board of directors.
  Institute and oversee special investigations as needed.
  Review and assess the adequacy of the committee charter annually, requesting board approval for proposed changes, and ensure appropriate disclosure as may be required by law or regulation.
  Confirm annually that all responsibilities outlined in this charter have been carried out.
  Evaluate the committee's and individual members' performance at least annually.

SPECTRUM CONTROL, INC - PROXY

This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints James F. Toohey as the Proxy of the undersigned, with full power of substitution, to vote all of the undersigned's shares of Common Stock in Spectrum Control, Inc., at the Annual Meeting of Shareholders to be held on Monday, April 2, 2007, and at any adjournment thereof, for the transaction of such business as may come before the meeting and the following matters which are described in the Proxy Statement accompanying the Notice of said meeting.

1. ELECTION OF DIRECTORS	FOR the Nominees listed below	WITHHOLD AUTHORITY to vote for the Nominees listed below

Scott D. Krentzman John M. Petersen Richard A. Southworth James F. Toohey
(To withhold authority to vote for any individual nominee, strike a line through the nominee's name in the list.)
2. Ratification of the appointment of Ernst & Young LLP as the Company's auditors for the fiscal year 2007.
FOR	AGAINST	ABSTAIN
4. In his discretion, the Proxy is authorized to vote upon such other business as may properly come before the meeting.

(Continued on reverse side)

(Continued from other side)
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDESIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.
Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature

Signed if jointly held

Date , 2007

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.